UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008

Customer Acquisition Network Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue South Suite 908-909 New York, NY	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 712-0000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 28, 2008, Customer Acquisition Network Holdings, Inc. (the "Company") sold an aggregate of (i) 300,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) and (ii) five-year warrants to purchase 150,000 shares of its common stock at an exercise price of $2.75 per share (the “Warrants”), pursuant to the Subscription Agreements with Whalehaven Capital Fund Limited and Chestnut Ridge Capital LLC. The Company received aggregate gross proceeds of $750,000 from the sale of the Common Stock and Warrants (collectively the “Securities”). The sale of the Securities by the Company is referred to herein as the “Offering.” The Securities were offered solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Subscription Agreement

Each Subscription Agreement provides for the purchase by the Subscriber and the sale by the Company of the Securities. The Subscription Agreements contain representations and warranties of the Company and the Subscribers that are typical for transactions of this type.

Each Subscription Agreement contains covenants on the part of the Company that are typical for transactions of this type, as well as the following covenants:

Most Favored Nation Protection

Until such time as the Subscriber no longer holds any of the Securities, in the event the Company issues or sells any Common Stock (including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (the “Common Stock Equivalent”)) in the Company’s next private placement, if the Subscriber reasonably believes that any of the terms of the next private placement are more favorable as to the terms granted under its Subscription Agreement, upon notice to the Company, the Company will amend the terms of the Subscription Agreement so as to give the Subscriber the benefit of the more favorable terms.

Price Protection

Until the earlier of (i) March 28, 2010 (ii) until the date that there is an effective registration statement on file with the Securities and Exchange Commission covering the resale of the Common Stock and shares of Common Stock underlying the Warrants (the “Warrant Stock”), in the event that the Company issues or sells any Common Stock or any Common Stock Equivalent for which the shares of Common Stock may be acquired for less than $2.50 per share, then the Company is obligated to issue an amount of additional shares of Common Stock to the Subscribers, so that the actual price paid per share when divided by the total number of shares issued will result in an actual per share price paid by the Subscriber equal to such lower price.

Indemnification

Each Subscription Agreement also obligates the Company to indemnify the Subscriber for certain losses resulting from (1) any misrepresentation or breach of any representation or warranty made by the Company or (2) any breach of any covenant or agreement of the Company to the Subscriber in connection with the sale of the Securities.

Warrants

Price Protection

Until the earlier of (i) March 28, 2010 or (ii) such date that there is an effective registration statement on file with the Securities and Exchange Commission covering the resale of any Warrant Stock, in the event that the Company issues or sells any warrants or options to purchase shares of capital stock to which they may be acquired at an exercise price of less than $2.75 per share, then the Company shall promptly issue additional warrants to the holder in an amount sufficient that the actual price per warrant paid hereunder (which is $2.75) (the “Per Warrant Purchase Price”), when divided by the total number of warrants issued will result in an actual Per Warrant Purchase Price paid by the holder hereunder equal to such lower price (this is intended to be a “full ratchet” adjustment). Such adjustment shall be made successively whenever such an issuance is made.

Maximum Exercise

The Warrants contain limitations on exercise, including the limitation that the holder may not exercise its Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of Common Stock (subject to an increase or decrease, upon at least 61-days’ notice by the Warrant holder to the Company, of up to 9.99%).

The foregoing is not a complete summary of the terms of the transaction described in this Item 3.02, and reference is made to the complete text of the Subscription Agreements and the form of Warrant attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
10.1	Subscription Agreement, dated as of March 28, 2008, between the Company and Whalehaven Capital Fund Limited.

10.2	Subscription Agreement, dated as of March 28, 2008, between the Company and Chestnut Ridge Capital LLC.

10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 2008

Customer Acquisition Network Holdings, Inc.

By:	/s/ Bruce Kreindel
Bruce Kreindel Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Subscription Agreement, dated as of March 28, 2008, between the Company and Whalehaven Capital Fund Limited.

10.2	Subscription Agreement, dated as of March 28, 2008, between the Company and Chestnut Ridge Capital LLC.

10.3	Form of Warrant